Exhibit 10.22

NuScribe
PRESENTED
TO

The American Society of Hypertention, Inc. (ASH)

November 29, 2007

VEMICS

1.           Vemics iMedicor™

Vemics and the American Society of Hypertension, Inc. (ASH) will collaborate on the utilization of the NuScribe Voice Recognition system through its iMedicor professional Portal for selected participants on a pilot basis for a twelve-month period in the ASH Chapter Concepts Proposal to establish a National Hypertension and Cardiovascular Risk Factor Registry.  See Appendix A, Chapter Concepts Proposal.

iMedicor is a secure HIPAA compliant online portal that creates a virtual healthcare community amongst physicians and other medical professionals for the purpose of real-time Health Information Exchange.  It includes a revolutionary suite of learning and productivity tools designed to simplify the exchange of patient medical information, expand access to educational programming and broaden real-time consultation/collaboration and referral capabilities.

Physician participants in the ASH Chapter Concepts Proposal will have access to a special form witin iMedicor that allows them to input required data for the initiative, using the NuScribe Voice Recognition System with Dragon Naturally Speaking Software, that will then be exported electronically to the initiative’s databank via iMedicor.  This will replace the need for the paper cards currently being used by physicians without electronic medical records systems.

2.           Vemics NuScribe™

Representing the ASH Chapter Concepts Proposal, Brent M. Egan, MD will select ten (10) physicians participants in this initiative, to receive the NuScribe Service.  Vemics will provide its proprietary software, set-up and support for up to one (1) year on a complimentary basis.  The Society will be responsible for all fees associated with the Dragon Naturally Speaking software and licenses and any hardware essential to utilizing the NuScribe system for the ten (10) selected participants.  See attachment to this agreement for fees.

Vemics NuScribe will be responsible for the following:

1.	Provide NuScribe proprietary software, set-up for one (1) year on a complimentary basis,
2.
Provide adequate support to all ten (10) participants in the program for 12 months on a complimentary basis.  Participants will be provided with 3 hours of one on one online initial training and unlimited phone support between the hours of 7 AM and 6 PM central time zone, Monday through Friday.

3.
Provide integration to the Hypertension Initiative databank.  Integration will include the development of a data collection screen that contains all the current fields found on the paper cards.  Vemics will also provide the Initiative with access to the iMedicor database, so that they may export data at any time.  Vemics will within the first quarter of the pilot integrate the NuScribe application and the iMedicor data capture form so that future double entry will not be necessary.  The integration will extract all pertinent information from the NuScribe template and export it directly to the archive for the Initiative’s database.  This will allow the user to create an encounter report and satisfy the data requirements for the initiative simultaneously using voice recognition.

4.	Issue of a mutually approved press release.

The American Society of Hypertension Chapter Concepts Proposal Associate is responsible for the following:

1.
Communicate on a quarterly basis will communicate with pilot participants quarterly to make certain that the system is working properly and that users are satisfied.  Submit a quarterly report will be to Vemics detailing the effects of the program on the Initiative and the practices of the select members.

2.	Issue of a mutually approved press release.

Termination

This Agreement may be terminated by either party upon thirty (30) days written notice to the other party in the event of a breach of a material provision of this Agreement by the other party, provided that, during the thirty (30) days period, the breaching party fails to cure such breach.  Notwithstanding the foregoing, even if the breaching party does not cure and the non-breaching party does not elect to terminate, the non-breaching party shall have all of its rights and remedies for damages and/or otherwise against the breaching party.

I have reviewed this agreement and agree to all of the terms and issues as indicated this ___ day of ____, 2007.

American Society of Hypertension, Inc.

 /s/ Torry Mark Sansone                                                                          11/29/07
Torry Mark Sansone, Executive Director                                                                                                Date

Vemics, Inc.

 /s/ Tom C. Dorsett                                                                                                                                    11/29/07
Tom C. Dorsett,                                                                                                                                            Date
President of Healthcare Solutions

For Immediate Release:                            Contact: Laura Grock/Martin E. Janis
December 12, 2007                                     (312) 943-1106

American Society for Hypertension Partners with iMedicor
Online Medical Portal Tapped to Help Expand Hypertension Initiative.

(December 12, 2007) – Vemics, Inc., a leading provider of hosted, real-time learning and productivity solutions, announces a partnership with the American Society for Hypertension (ASH) for the use of Vemics' iMedicor - a unique patient information-sharing portal for physician collaboration - and NuScribe's advanced medical voice recognition software to help grow a National Hypertension and Cardiovascular Risk Factor Registry.  This Registry – developed and implemented by the ASH Carolinas Florida and Georgia Chapter – is intended to assist ASH Designated Specialists in Clinical Hypertension and other health care providers in improving the care of patients with hypertension and associated disorders. iMedicor will give these physicians – with and without electronic medical record systems – the ability to participate electronically in the program.  Patient outcomes data will be captuered in iMedicor and then deposited into the Hypertension Initiative’s primary database for analysis.

"Hypertension and its related cardiovascular diseases are a critical area of the healthcare industry," said Tom Dorsett President of Healthcare Solutions for Vemics.  “We are very proud to be working with the American Society of Hypertension - the largest organization devoted to hypertension in the U.S."

"The American Society of Hypertension was created to encourage the advancement and exchange of scientific information in the diagnosis and treatment of hypertension in all of its forms,” said Torry Mark Sansone, the Executive Director of ASH.  Now, it is more important than ever to train more health care providers regarding current treatment strategies to improve the care of patients with hypertension and associated disorders?”.  This new partnership with Vemics will enable the Society Chapters to do just that.

iMedicor is a HIPAA compliant, collaborative online portal designed for and by medical professionals to facilitate the secure exchange of medical records, educational content and ideas in real-time. The portal can also help doctors tap corresponding services from other professionals in the medical industry.  Only licensed medical professionals are permitted to access the free site at www.iMedicor.com.

About The American Society of Hypertension

The American Society of Hypertension (ASH) – founded in 1985 – is the largest organization of hypertension researchers and health care providers in the United States committed to eliminating hypertension and its consequences.  ASH has a domestic and international membership of basic science and clinical investigators, physicians, physician assistants, nurse practitioners, pharmacists, as well as individuals with a scientific interest in hypertension.

About Vemics, Inc.

Vemics, Inc. (VMCI:PK) is a leading provider of hosted, real-time learning and productivity solutions. Vemics LiveAccess™ solutions combine multipoint video/voice and data technologies with industry specific content, consulting expertise and deep customer support enabling organizations large and small to work, collaborate and learn face-to-face, online from almost anywhere with little or no capital investment.  Vemics is based in New York with offices in Massachusetts, Pennsylvania, Moscow, St. Petersburg (Russia), Toronto (Canada) and Austin, Texas.  www.vemics.com; www.imedicor.com.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, integration of NuScribe’s business into ours, products and services, competitive positions growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.   Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with www.pinksheets.com.  We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Laura Grock
Vice President
Martine E. Janis & Co.
312-943-1100 x113
lgrock@janispr.com